Exhibit 10.42
EXECUTIVE SEVERANCE AND NONCOMPETITION AGREEMENT
This EXECUTIVE SEVERANCE AND NONCOMPETITION AGREEMENT (“Agreement”) is effective as of ________ __, 2024, by and between TRUIST FINANCIAL CORPORATION, a North Carolina corporation (the “Company”), and [Name of Executive] (“Executive”). For purposes of this Agreement, the “Company” means Truist Financial Corporation and its affiliates and subsidiaries (including, without limitation, Truist Bank) and their successors and assigns. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Management Change of Control, Severance and Noncompetition Plan, amended and restated as of December 18, 2023, (the “Plan”). The Plan, a copy of which is attached hereto as Annex A, is deemed to be part of this Agreement. For the avoidance of doubt, the current Plan may be amended from time to time in accordance with its terms.
WHEREAS, the Company and its affiliates are engaged in the banking and financial services business;
WHEREAS, Executive is experienced in, and knowledgeable concerning, the material aspects of such business;
WHEREAS, Executive is presently employed as the [Title] of the Company;
WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its stockholders;
WHEREAS, the Compensation and Human Capital Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to or create the possibility of, a Change of Control (as defined in the Truist Financial Corporation 2022 Incentive Plan or any successor equity compensation plan), without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change of Control, and to encourage Executive’s full attention and dedication to the Company, the Committee has authorized the Company to enter into this Agreement;
WHEREAS, the Committee has determined that it is in the best interest of the Company and its stockholders to protect Executive in the case of certain terminations not related to a Change of Control; and
WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the terms and conditions of the Plan and this Agreement.
Section 1. Receipt of the Plan. Executive acknowledges receipt of the Plan and agrees to be bound by Executive’s obligations set forth in the Plan, including, without limitation, the restrictive covenants referenced in Section 6 of the Plan and Section 2 below. Executive agrees that the Plan supersedes and replaces any prior version of the Plan in which Executive was eligible to participate. Executive understands and agrees that the execution of this Agreement is a condition for participating in the Plan and participation in the Plan is sufficient consideration for this Agreement regardless of whether Executive receives any payment from the Company pursuant to the Plan.
Section 2. Restrictive Covenants. Executive expressly agrees to the following provisions of the Plan: Section 6 (Restrictive Covenants), including Section 6(a) (non-solicitation), Section 6(b)(i) (non-competition, if applicable based on Executive’s Tier), Section 6(b)(ii) (garden leave), Section 6(c) (confidentiality), Section 6(d) (non-disparagement), and Section 7 (intellectual property). The parties agree that only Tier 1 Executives are subject to the non-competition covenant in Section 6(b)(i) of the Plan. Executive’s Tier, as defined in Section 3(c) of the Plan, is determined as of the date of the Notice of Termination given in accordance with the Plan.
Section 3. Garden Leave. As set forth in Sections 3(g) and 6(b)(ii) of the Plan, Executive agrees that Executive will provide the Company with three (3) months’ advance written notice of Executive’s intended Date of Termination if Executive terminates Executive’s employment for any reason. Executive understands and agrees that the Company may, in its sole discretion and for any reason, waive this Garden Leave Period obligation in whole or in part.
Section 4. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.
Section 5. Assignment. Executive understands and agrees that in conjunction with Section 9 of the Plan, this Agreement inures to the benefit of the Company’s successors and assigns, and that the Company has the right, without Executive’s prior consent, to assign this Agreement to any successor, assignee, parent, affiliate, or subsidiary. Executive agrees that Executive may not assign Executive’s obligations under this Agreement.
Section 6. Entire Agreement. This Agreement and the Plan contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. Executive and the Company mutually agree that the Agreement can be specifically enforced in court and legal proceedings alleging breach of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TRUIST FINANCIAL CORPORATION
By:
Name:
Title:

EXECUTIVE
By:
Name:

ANNEX A
Amended and Restated Management Change of Control, Severance, and Noncompetition Plan

ANNEX B
Prior Inventions
    1.    The following is a complete list of all Prior Inventions:

2.    Due to a prior confidentiality agreement, Executive cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the duty of confidentiality with respect to which Executive owes to the following party(ies):

Prior Invention	Party(ies)	Relationship

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